AMENDMENT TO THE BYLAWS

OF

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The following amendment to the Bylaws of Monmouth Real Estate Investment Corporation was adopted by the Board of Directors on November 22, 2006.

Article VII, Section 1 of the Bylaws of Monmouth Real Estate Investment Corporation are hereby amended by deleting the first sentence of the second paragraph and inserting in lieu thereof the following:

“Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be signed by the officers of the Corporation in the manner permitted by the MGCL and contain the statements and information required by the MGCL. In the event that the Corporation issues shares of stock without certificates, the Corporation shall provide to record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.”